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                                                                    Exhibit 28.2

                      [Deloitte & Touche LLP Letterhead]



INDEPENDENT ACCOUNTANT'S REPORT


To Nuvell Financial Services Corp.:

We have examined management's assertion about Nuvell Financial Services Corp.'s (a wholly owned subsidiary of Basic Credit Holding Company, LLC) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of December 31, 1997, and for the period from November 1, 1997 through December 31, 1997, included in the accompanying management assertion. Management is responsible for Nuvell Financial Services Corp.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Nuvell Financial Services Corp.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Nuvell Financial Services Corp.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that Nuvell Financial Services Corp. complied with the aforementioned minimum servicing standards as of December 31, 1997, and for the period from November 1, 1997 through December 31, 1997, is fairly stated, in all material respects.

Deloitte & Touche LLP

March 13, 1998



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